Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 1880 Century Park East, Suite 350 Los Angeles, CA 90067 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg
Vice Chairman
(951) 739-6200
Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2015 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter – A Transitional Period

Executing the Long-Term Strategic Alignment with The Coca-Cola Company --

2015 Second Quarter Financial Highlights:

•                 Coca-Cola transaction closed mid-June 2015

•                 Profitability positively impacted by $161.5 million of gain on sale of non-energy business

•                 Sales growth negatively impacted by transition disruptions, due in part to lower inventory levels maintained by bottlers in the transitioned territories and uncertainties internationally with certain distributors outside of the Coca-Cola network

•                 Foreign exchange movements negatively impacted revenues and profits

•                 Profitability negatively impacted by $12.2 million as a result of distributor termination obligations and $11.5 million transaction expenses associated with the Coca-Cola transaction

Corona, CA – August 6, 2015 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the second quarter and six months ended June 30, 2015.

Long-Term Strategic Partnership with The Coca-Cola Company

On June 12, 2015, the Company and The Coca-Cola Company completed the previously announced transaction for a long-term strategic partnership to accelerate mutual growth in the global energy drink category (the “TCCC Transaction”).  In connection with this transaction, the Company has transitioned the vast majority of its U.S. distribution of Monster Energy® products to The Coca-Cola Company distribution network and has agreed on a framework for transferring additional Monster Energy® distribution to The Coca-Cola Company system internationally.  Furthermore, The Coca-Cola Company transferred ownership of its worldwide energy business, including NOS®, Full Throttle®, Burn®, Mother®, BU®, Gladiator®, Samurai®, Nalu®, BPM®, Power Play®, Ultra® and Relentless®, to the Company, and the Company transferred its non-

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energy business, including Hansen’s® natural sodas and juice products, Peace Tea® and Hubert’s® Lemonade to The Coca-Cola Company.  As part of the transaction and the payment of $2.15 billion to the Company (of which $125 million is currently held in escrow pending further U.S. distribution transitions), The Coca-Cola Company now owns an approximate 16.7 percent stake in the Company.

As a result of the transaction, the Company incurred obligations related to distributor terminations in the amount of $12.2 million and $218.2 million during the three and six months ended June 30, 2015, respectively. Such termination costs have been expensed in full and are included in operating expenses for the corresponding periods.  In addition, the Company recognized revenue of $39.8 million related to the acceleration of deferred revenue associated with the terminated distributors during the first half of 2015 and incurred transaction expenses of $11.5 million in the second quarter of 2015 and $15.1 million in the first half of 2015.

The following table summarizes the impact on operating income of the selected items discussed above for the three and six months ended June 30, 2015 (See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibit):

Income Statement Items (in thousands):	Three-Months Ended June 30, 2015	Six-Months Ended June 30, 2015

Included in Net Sales:
Accelerated recognition of deferred revenue	$-	$39,761

Included in Operating Expenses:
Distributor termination costs	$(12,207)	$(218,187)
TCCC Transaction expenses	$(11,536)	$(15,134)

Gain on sale of the non-energy business	$161,470	$161,470

Net Impact on Operating Income	$137,727	$(32,090)

Second Quarter Results

Gross sales for the 2015 second quarter were $789.9 million as compared with $779.0 million in the same period last year. Net sales for the 2015 second quarter were $693.7 million as compared with $687.2 million in the same period last year.  Unfavorable currency exchange rates had the effect of reducing gross sales by approximately $29.9 million and net sales by approximately $23.9 million in the 2015 second quarter.

Gross profit, as a percentage of net sales, for the 2015 second quarter was 56.9 percent, compared with 55.2 percent for the comparable 2014 second quarter.

Operating expenses for the 2015 second quarter were $189.8 million.  Excluding distributor termination costs and transaction expenses, operating expenses for the 2015 second quarter were $166.1 million, as compared with $161.9 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.1 percent for the 2015 second quarter, compared with 4.4 percent in the same quarter last year.

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Selling expenses as a percentage of net sales for the 2015 second quarter were 10.4 percent, compared with 10.5 percent in the same quarter a year ago.

General and administrative expenses were $89.4 million for the 2015 second quarter.  Excluding distributor termination costs and transaction expenses, general and administration costs as a percentage of net sales, for the 2015 second quarter were 9.5 percent, compared with 8.6 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $8.5 million for the second quarter of 2015, compared with $8.1 million in the same quarter last year.

Operating income for the 2015 second quarter was $366.1 million.  Operating income for the 2015 second quarter, excluding the gain on the sale of the non-energy business, as well as distributor termination costs and transaction expenses, increased 5.1 percent to $228.4 million from $217.4 million in the comparable 2014 quarter.

Net income for the 2015 second quarter was $229.0 million or $1.26 per diluted share. The tax rate increased from 34.7 percent for the second quarter last year to 37.3 percent this year, due to a reduction in certain tax benefits.  Net income for the 2015 second quarter, excluding the gain on the sale of the non-energy business, as well as distributor termination costs and transaction expenses, on a tax affected basis, increased 0.8 percent to $143.2 million from $142.0 million in the same quarter last year.   Due to an increase in diluted shares outstanding, earnings per share, as adjusted for the foregoing exclusions, was $0.79, compared with $0.82 in the second quarter last year.

Gross sales to customers outside the United States were $187.2 million in the 2015 second quarter, compared with $180.2 million in the corresponding quarter in 2014. Net sales to customers outside the United States were $151.3 million in the 2015 second quarter, compared with $148.4 million in the corresponding quarter in 2014.

Other Factors Impacting Profitability

Results for the 2015 second quarter were also affected by certain other factors including $3.5 million of expenses related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks; and additional payroll taxes of $4.5 million following the exercise of certain stock options.

2015 Six Months

For the first six months of 2015, gross sales rose to $1.50 billion.  Excluding acceleration of deferred revenue, gross sales for the six months ended June 30, 2015 increased by 4.9 percent to $1.46 billion, as compared with $1.39 billion for the comparable period a year earlier.  Net sales for the first six months of 2015 increased to $1.32 billion.  Excluding acceleration of deferred revenue, net sales for the first six months of 2015 rose to $1.28 billion, as compared with $1.22 billion for the same period in 2014.  Unfavorable currency exchange rates had the effect of reducing gross sales by approximately $45.2 million and net sales by approximately $36.0 million in the first six months of 2015.

Gross profit as a percentage of net sales was 57.8 percent for the first six months of 2015, compared with 54.5 percent for the comparable period in 2014.

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Operating expenses for the six months ended June 30, 2015 were $551.2 million. Excluding distributor termination costs and transaction expenses, operating expenses were $317.8 million, as compared with $299.9 million in the same period last year.  Operating income for the first six months of 2015 was $373.8 million. Excluding the acceleration of deferred revenue, the gain on the sale of the non-energy business, distributor termination costs and transaction expenses, operating income increased to $405.9 million in the first six months of 2015 from $366.3 million for the comparable period in 2014.

Net income for the first six months of 2015 was $223.4 million, or $1.31 per diluted share.  The tax rate increased from 35.3 percent to 37.6 percent for the first six months of 2015 due to a reduction in certain tax benefits.  Net income for the six months ended June 30, 2015, excluding the acceleration of deferred revenue, the gain on the sale of the non-energy business, distributor termination costs and transaction expenses, on a tax affected basis, increased to $254.9 million, or $1.43 per diluted share, compared with $237.3 million or $1.36 per diluted share for the same period last year.

Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “We are pleased to report that the transaction with The Coca-Cola Company closed mid-June and we are making good progress working through the transition.  Although we are reporting another quarter of sales growth, distributor transitions and uncertainties in portions of our international non-Coca-Cola distribution network impeded further revenue growth during the second quarter.

“As previously mentioned, The Coca-Cola Company transaction presents a unique opportunity for us.  To date we have transitioned approximately 89 percent of our targeted distribution rights in the United States to The Coca-Cola Company and its distribution network and we have recently transitioned our distribution in Germany to this network.  We are actively engaged in implementing our strategic alignment with The Coca-Cola Company and have commenced discussions with Coca-Cola bottlers in many countries around the world,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, August 6, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle

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Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transactions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2015 AND 2014

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales¹	$693,722	$687,199	$1,320,512	$1,223,329

Cost of sales	299,214	307,911	557,048	557,222

Gross profit¹	394,508	379,288	763,464	666,107
Gross profit as a percentage of net sales	56.9%	55.2%	57.8%	54.5%

Operating expenses²	189,839	163,475	551,167	301,430
Operating expenses as a percentage of net sales	27.4%	23.8%	41.7%	24.6%

Gain on sale of the non-energy business	161,470	-	161,470	-

Operating income¹,²	366,139	215,813	373,767	364,677
Operating income as a percentage of net sales	52.8%	31.4%	28.3%	29.8%

Interest and other (expense) income, net	(1,015)	178	218	332

Income before provision for income taxes¹,²	365,124	215,991	373,985	365,009

Provision for income taxes	136,120	74,988	140,568	128,755
Income taxes as a percentage of income before taxes	37.3%	34.7%	37.6%	35.3%

Net income¹,²	$229,004	$141,003	$233,417	$236,254
Net income as a percentage of net sales	33.0%	20.5%	17.7%	19.3%

Net income per common share:
Basic	$1.29	$0.84	$1.35	$1.41
Diluted	$1.26	$0.81	$1.31	$1.36

Weighted average number of shares of common stock and common stock equivalents:
Basic	176,985	167,098	173,447	167,006
Diluted	181,417	173,964	177,998	173,869

Case sales (in thousands) (in 192-ounce case equivalents)	68,037	65,587	125,816	117,514
Average net sales per case	$10.20	$10.48	$10.50	$10.41

¹Includes $3.2 million and $3.8 million for the three-months ended June 30, 2015 and 2014, respectively, related to the recognition of deferred revenue. Includes $46.5 million and $7.5 million for the six-months ended June 30, 2015 and 2014, respectively, related to the recognition of deferred revenue. Included in the $46.5 million recognition of deferred revenue for the six-months ended June 30, 2015, is $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

²Includes $12.2 million and $0.5 million for the three-months ended June 30, 2015 and 2014, respectively, related to distributor termination costs. Includes $218.2 million and $0.5 million for the six-months ended June 30, 2015 and 2014, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,696,295	$370,323
Short-term investments	1,234,858	781,134
Accounts receivable, net	372,669	280,203
TCCC Transaction receivable	125,000	-
Distributor receivables	666	552
Inventories	180,892	174,573
Prepaid expenses and other current assets	22,628	19,673
Intangibles held-for-sale	-	18,079
Prepaid income taxes	92,386	8,617
Deferred income taxes	196,985	40,275
Total current assets	3,922,379	1,693,429

INVESTMENTS	52,364	42,940
PROPERTY AND EQUIPMENT, net	92,538	90,156
DEFERRED INCOME TAXES	-	54,106
GOODWILL	1,287,777	-
INTANGIBLES, net	428,166	50,748
OTHER ASSETS	8,357	7,496
Total Assets	$5,791,581	$1,938,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$194,731	$127,641
Accrued liabilities	52,242	40,271
Accrued promotional allowances	128,059	114,047
Accrued distributor terminations	64,621	-
Deferred revenue	26,417	49,926
Accrued compensation	14,404	17,983
Income taxes payable	11,453	5,848
Total current liabilities	491,927	355,716

DEFERRED REVENUE	355,379	68,009

DEFERRED INCOME TAXES	89,455	-

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 206,666 shares issued and 205,491 outstanding as of June 30, 2015; 207,004 shares issued and 167,722 outstanding as of December 31, 2014	1,033	1,035
Additional paid-in capital	3,952,030	426,145
Retained earnings	1,081,547	2,330,510
Accumulated other comprehensive loss	(19,073)	(11,453)
Common stock in treasury, at cost; 1,175 and 39,282 shares as of June 30, 2015 and December 31, 2014, respectively	(160,717)	(1,231,087)
Total stockholders’ equity	4,854,820	1,515,150
Total Liabilities and Stockholders’ Equity	$5,791,581	$1,938,875

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2015 AND 2014

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Gross sales, net of discounts and returns[1,3]	$789,923	$778,956	$1,460,354	$1,392,679

Less: Promotional and other allowances[2]	96,201	91,757	179,603	169,350

Net sales[3]	693,722	687,199	1,280,751	1,223,329

Cost of sales	299,214	307,911	557,048	557,222

Gross profit[3]	394,508	379,288	723,703	666,107
Gross profit as a percentage of net sales	56.9%	55.2%	56.5%	54.5%

Operating expenses[4]	166,096	161,906	317,846	299,850
Operating expenses as a percentage of net sales	23.9%	23.6%	24.8%	24.5%

Operating income[3,4,5]	228,412	217,382	405,857	366,257
Operating income as a percentage of net sales	32.9%	31.6%	31.7%	29.9%

Interest and other (expense) income, net	(1,015)	178	218	332

Income before provision for income taxes[3,4,5]	227,397	217,560	406,075	366,589

Provision for income taxes	84,183	75,533	151,202	129,317
Income taxes as a percentage of income before taxes	37.0%	34.7%	37.2%	35.3%

Net income[3,4,5]	$143,214	$142,027	$254,873	$237,272
Net income as a percentage of net sales	20.6%	20.7%	19.9%	19.4%

Net income per common share:
Basic	$0.81	$0.85	$1.47	$1.42
Diluted	$0.79	$0.82	$1.43	$1.36

Weighted average number of shares of common stock and common stock equivalents:
Basic	176,985	167,098	173,447	167,006
Diluted	181,431	173,964	178,017	173,869

Case sales (in thousands) (in 192-ounce case equivalents)	68,037	65,587	125,816	117,514
Average net sales per case	$10.20	$10.48	$10.18	$10.41

1Gross sales is a non-GAAP measure that is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

2Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

3Excludes $39.8 million for the six-months ended June 30, 2015, related to the acceleration of deferred revenue associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

4Excludes $12.2 million and $0.5 million for the three-months ended June 30, 2015 and 2014, respectively, related to distributor termination costs. Excludes $218.2 million and $0.5 million for the six-months ended June 30, 2015 and 2014, respectively, related to distributor termination costs.  Excludes $11.5 million and $1.1 million for the three-months ended June 30, 2015 and 2014, respectively, related to TCCC Transaction expenses.  Excludes $15.1 million and $1.1 million for the six-months ended June 30, 2015 and 2014, respectively, related to TCCC Transaction expenses.

5Excludes $161.5 million for the three- and six-months ended June 30, 2015 related to the gain on sale of the non-energy business.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, unaudited)

Adjusted results are non-GAAP items that exclude (i) the acceleration of deferred revenue, (ii) distributor termination costs, (iii) TCCC Transaction expenses, and (iv) the gain on sale of the non-energy business.  The Company believes that these non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results.  The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$ 693,722	$ 687,199	$ 1,320,512	$ 1,223,329

Accelerated recognition of deferred revenue	-	-	(39,761)	-

Net sales excluding above item	$ 693,722	$ 687,199	$ 1,280,751	$ 1,223,329

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Gross profit	$ 394,508	$ 379,288	$ 763,464	$ 666,107

Accelerated recognition of deferred revenue	-	-	(39,761)	-

Gross profit excluding above item	$ 394,508	$ 379,288	$ 723,703	$ 666,107

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating expenses	$ 189,839	$ 163,475	$ 551,167	$ 301,430

Distributor termination costs	(12,207)	(501)	(218,187)	(512)
TCCC Transaction expenses	(11,536)	(1,068)	(15,134)	(1,068)

Operating expenses excluding above item	$ 166,096	$ 161,906	$ 317,846	$ 299,850

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating income	$ 366,139	$ 215,813	$ 373,767	$ 364,677

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	12,207	501	218,187	512
TCCC Transaction expenses	11,536	1,068	15,134	1,068
Gain on sale of the non-energy business	(161,470)	-	(161,470)	-

Operating income excluding above items	$ 228,412	$ 217,382	$ 405,857	$ 366,257

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income before provision for income taxes	$ 365,124	$ 215,991	$ 373,985	$ 365,009

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	12,207	501	218,187	512
TCCC Transaction expenses	11,536	1,068	15,134	1,068
Gain on sale of the non-energy business	(161,470)	-	(161,470)	-

Income before provision for income taxes excluding above items	$ 227,397	$ 217,560	$ 406,075	$ 366,589

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$ 229,004	$ 141,003	$ 233,417	$ 236,254

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	12,207	501	218,187	512
TCCC Transaction expenses	11,536	1,068	15,134	1,068
Gain on sale of the non-energy business	(161,470)	-	(161,470)	-
Provision for income taxes relating to above	51,937	(545)	(10,634)	(562)

Net income excluding above items	$ 143,214	$ 142,027	$ 254,873	$ 237,272